                                                                    Exhibit 10.1





                           RECAPITALIZATION AGREEMENT



                                  BY AND AMONG



                       THAYER EQUITY INVESTORS, III, L.P.
                          AND CERTAIN OTHER INVESTORS
                     TO BE LISTED ON THE INVESTOR SCHEDULE
                               (THE "INVESTORS")


                                ALLIED BUS CORP.
                                (THE "COMPANY")


                           ALLIED TOURS HOLDING CORP.
                               ("ALLIED PARENT")

                                      AND


                        THE SHAREHOLDERS OF THE COMPANY
                              (THE "SHAREHOLDERS")



                              DATED MARCH 18, 1998

                               TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
ARTICLE I   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.1 Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
ARTICLE II  RECAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     2.1 Stock Purchase.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     2.2 Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.3 The Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.4 Redemption   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.5 Recapitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.6 Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.7 Escrow Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.8 Intentionally Left Blank   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.9 Closing Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.10 Post-Closing Net Worth Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY, ALLIED PARENT AND SHAREHOLDERS . . . . .  10
     3.1 Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.2 No Liens on Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.3 Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.4 Other Rights to Acquire Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.5 Due Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.6 Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.7 Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.8 Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.9 Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.10 Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.11 Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.12 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.13 Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.14 Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
              (a) Employee Welfare Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . .  15
              (b) Employee Pension Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . .  16
              (c) Employment and Non-Tax Qualified Deferred Compensation Arrangements . . . . . . . .  16
     3.15 Contracts and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.16 Claims and Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.17 Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.18 Personnel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.19 Business Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

     3.20 Accounts Receivable; Accounts Payables; Customer Deposits and Bookings  . . . . . . . . . .  19
              (a) Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              (b) Accounts Payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              (c) Customer Deposits; Bookings . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.21 Bank Accounts; Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.22 Customer Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.23 Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.24 Affiliated Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.25 Funded Indebtedness; Letters of Credit; Undisclosed Liabilities   . . . . . . . . . . . . .  20
              (a) Funded Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              (b) Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              (c) Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     3.26 Year 2000   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     3.27 Information Furnished   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
ARTICLE IV   THE INVESTORS' REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . .  21
     4.1 Due Organization of Thayer III   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     4.2 Due Authorization.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     4.3 No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     4.4 Investment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
ARTICLE V   PRE-CLOSING COVENANTS OF THE COMPANY, ALLIED PARENT, THAYER III AND SHAREHOLDERS  . . . .  22
     5.1 Consents of Others   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.2 Shareholders' Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.3 Powers of Attorney   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.4 Conduct of Business Pending Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     5.5 Access Before Closing.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     5.6 Investor Confidentiality.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
ARTICLE VI  POST-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.1 General.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.2 Transition.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.3 Confidentiality.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.4 Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.5 Additional Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     6.6 Litigation Support.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     6.7 Audits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     6.8 Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
ARTICLE VII   CONDITIONS TO OBLIGATIONS OF PARTIES TO CONSUMMATE CLOSING  . . . . . . . . . . . . . .  28
     7.1 Conditions to the Investors' Obligations   . . . . . . . . . . . . . . . . . . . . . . . . .  28
              (a) Covenants, Representations and Warranties . . . . . . . . . . . . . . . . . . . . .  28

              (b) Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
              (c) Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
              (d) Discharge of Indebtedness and Lien; Shareholder Loans . . . . . . . . . . . . . . .  29
              (e) Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
              (f) Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
              (g) Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
              (h) Documents to be Delivered by Shareholders; Allied Parent and the Company  . . . . .  29
                      (i) Opinion of Shareholder's Counsel  . . . . . . . . . . . . . . . . . . . . .  29
                      (ii) Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                      (iii) Release   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                      (iv) Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                      (v) Employment Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                      (vi) Delivery of Purchased Shares   . . . . . . . . . . . . . . . . . . . . . .  30
                      (vii) Redemption of Existing Common Stock   . . . . . . . . . . . . . . . . . .  30
                      (viii) Resignation of Directors   . . . . . . . . . . . . . . . . . . . . . . .  30
                      (ix) Termination of Shareholder Agreements  . . . . . . . . . . . . . . . . . .  30
                      (x) Consulting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
              (i) Company Equity Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
              (j) Restated Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . . .  30
              (k) Liquidation of Sister Business  . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     7.2 Conditions to Shareholders', Allied Parent's and the Company's Obligations   . . . . . . . .  31
              (a) Covenants, Representations and Warranties . . . . . . . . . . . . . . . . . . . . .  31
              (b) Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              (c) Documents to be Delivered by Investors  . . . . . . . . . . . . . . . . . . . . . .  31
                      (ii) Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                      (iii) Employment Agreements   . . . . . . . . . . . . . . . . . . . . . . . . .  31
                      (iv) Consulting Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              (d) Company Equity Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              (e) Payments to Allied Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
ARTICLE VIII   INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     8.1 Indemnification by Allied Parent and Shareholders  . . . . . . . . . . . . . . . . . . . . .  32
     8.2 Defense of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     8.3 Escrow Claim   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     8.4 Tax Audits, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     8.5 Indemnification of Shareholders, Allied Parent and the Company   . . . . . . . . . . . . . .  33
     8.6 Limits on Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
ARTICLE IX   TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     9.1 Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     9.2 Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
ARTICLE X   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

     10.1 Modifications   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     10.2 Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     10.3 Counterparts; Facsimile Transmission  . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     10.4 Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     10.5 Binding Effect; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     10.6 Entire and Sole Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     10.7 Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     10.8 Survival of Representations, Warranties and Covenants   . . . . . . . . . . . . . . . . . .  38
     10.9 Invalid Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     10.10 Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     10.11 Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     10.12 Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     10.13 No Strict Construction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     10.14 Joinder by Additional Investors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

LIST OF EXHIBITS

         Exhibit A       Form of Restated Certificate of Incorporation
         Exhibit B       Form of Escrow Agreement
         Exhibit C       Opinion of the Company's and Shareholders' Counsel
         Exhibit D       [Intentionally Left Blank]
         Exhibit E       Form of Release
         Exhibit F       Form of Michael Fisher Employment Agreement
         Exhibit F-1     Form of Gregory Fisher Employment
         Exhibit F-2     Form of Gilbert Fishman Employment
         Exhibit G       Shareholders Accounts and Wire Transfer Instructions(Section 2.4)
         Exhibit H       Ownership of Shares (Section 3.1)
         Exhibit I-1     Articles (Section 3.5)
         Exhibit I-2     Bylaws (Section 3.5)
         Exhibit I-3     Qualified Jurisdictions (Section 3.6)
         Exhibit J       List of  Properties (Section 3.9)
         Exhibit K       List of  Licenses and Permits (Section 3.10)
         Exhibit L       List of Intellectual Property (Section 3.11)
         Exhibit M       List of Insurance (Section 3.13)
         Exhibit N       List of Contracts (Section 3.15)
         Exhibit O       List of Personnel (Section 3.18)
         Exhibit P       List of Bookings (Section 3.20)
         Exhibit Q       [Intentionally Left Blank]
         Exhibit R       List of  Bank Accounts and Investments (Section 3.21)
         Exhibit S       List of Letters of Credit (Section 3.25(b))
         Exhibit T       List of Indebtedness (Section 7.1(d))
         Exhibit U       Stan Fisher Consulting Agreement




         LIST OF SCHEDULES

         INVESTOR SCHEDULE
         ESCROW SCHEDULE
         DISCLOSURE SCHEDULE
         RECAPITALIZATION SCHEDULE
         TAX PAYMENTS SCHEDULE
         FINANCIAL STATEMENTS
         GAAP EXCEPTIONS MEMO

                           RECAPITALIZATION AGREEMENT

                 THIS RECAPITALIZATION AGREEMENT (this "AGREEMENT") is entered into as of March 18, 1998, by and among THAYER EQUITY INVESTORS III, L.P., a Delaware limited partnership ("THAYER III"), on behalf of itself and certain other investors who may execute a joinder hereto and shall be listed on the Investor Schedule to this Agreement (Thayer III and the other signatory investors shall be referred to herein individually as an "INVESTOR" and collectively as the "INVESTORS"), ALLIED BUS CORP., a New York corporation (the "COMPANY") and ALLIED TOURS HOLDING CORP., a New York corporation ("ALLIED PARENT"), and Stanley Fisher, Michael Fisher, Gregory Fisher, and Francine Fishman (collectively, the "SHAREHOLDERS").

                                    RECITALS

                 Pursuant to this Agreement, the Company, which is engaged in the wholesale travel sales business in the United States (the "BUSINESS"), will be recapitalized in a series of transactions (the "TRANSACTIONS"). The Transactions will occur in the following steps:

                 A.       THE CURRENT CAPITALIZATION OF THE  COMPANY

                 On the date of this Agreement, the Company's capitalization consists of 200 shares of common stock, no par value per share (the "CAPITAL STOCK"). Allied Parent is the owner of 100 shares of Capital Stock, which stock represents all of the issued and outstanding stock of the Company (the "EXISTING SHARES"). The Shareholders own 100 shares of the capital stock of Allied Parent, which stock represents all of the issued and outstanding shares of capital stock of Allied Parent.

                 B.       THE STOCK PURCHASE

                 The Investors desire to purchase from Allied Parent and Allied Parent desires to sell to the Investors an aggregate of 57 shares of Capital Stock (the "STOCK PURCHASE") for a purchase price of $433,710 per share (an aggregate purchase price of $24,721,470), subject to adjustment as provided herein.

                 C.       THE FINANCING

                 It is anticipated that the Company will enter into a credit agreement or agreements with a financial institution or institutions (the "FINANCING") to be arranged by Thayer III, which Financing shall provide for a loan or loans to the Company on commercially reasonable terms in connection with the Transactions in the principal amount of up to approximately $15,000,000 (the "LOAN PROCEEDS"). The closing of the Financing is not a condition precedent to the closing of the Transactions, and if for any reason the Financing is not fully consummated, such that some or all of the Loan Proceeds are not received by the Company, but all of the remaining closing conditions to this Agreement are satisfied, then Thayer III will be responsible for funding on commercially reasonable terms the sums necessary to consummate the Transactions (any such other funds, together with any Loan Proceeds as necessary to consummate the Transactions, shall be referred to herein as the "FINANCING PROCEEDS").

                 D.       THE REDEMPTION

                 At Closing, 34 shares (the "REDEMPTION SHARES") of the Existing Shares held by Allied Parent will be redeemed by the Company for a purchase price of $433,710 per share (an aggregate redemption price of $14,746,140), subject to adjustment and escrow holdbacks as provided herein (the "REDEMPTION").

                 E.       THE RECAPITALIZATION

                 Following the Redemption, the Company will recapitalize itself (the "RECAPITALIZATION") by amending and restating its Certificate of Incorporation to authorize two classes of capital stock, (i) the Common Stock, $.01 par value (the "COMMON STOCK") and (ii) the Preferred Stock, par value $1,000 per share (the "PREFERRED STOCK"). Pursuant to the Recapitalization, each issued and outstanding share of Capital Stock will be exchanged for (i) 4,337.1 shares of Common Stock and (ii) 390.339 shares of Preferred Stock. A chart showing the details of the Recapitalization is attached as the Recapitalization Schedule hereto.

                                   AGREEMENT

                 NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:
                                   ARTICLE I
                                  DEFINITIONS

                 1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

                 "AA" has the meaning set forth in Section 2.9 below.

                 "ACCOUNTS RECEIVABLE ADJUSTMENT" has the meaning set forth in
Section 8.1 below.

                 "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

                 "ADJUSTED CLOSING FINANCIAL STATEMENTS" has the meaning specified in Section 2.9.

                 "BUSINESS" has the meaning specified in the first recital of the Agreement.

                 "CAPITAL STOCK" has the meaning specified in Recital A of the Agreement.

                 "CLOSING" means the closing of the Stock Purchase followed by the Redemption and subsequently the Recapitalization.

                 "CLOSING DATE" has the meaning specified in Section 2.6.

                 "CLOSING REDEMPTION PRICE" shall have the meaning assigned to such term in Section 2.4(a).

                 "CODE" means the Internal Revenue Code of 1986, as amended.

                 "COMMON STOCK" has the meaning specified in Recital E of this Agreement.

                 "COMPANY" has the meaning specified in the first paragraph of this Agreement.

                 "CONFIDENTIAL INFORMATION" means (i) the terms and provisions of this Agreement and the Transactions and (ii) all confidential information and trade secrets of the Company or its Affiliates including, without limitation, any of the same comprising the identity, lists or descriptions of any customers, referral sources or organizations; financial statements, cost reports or other financial information; contract proposals, or bidding information; business plans and training and operations methods and manuals; personnel records; fee structure; and management systems, policies or procedures, including related forms and manuals. Confidential Information shall not include any information (a) which is disclosed pursuant to subpoena or other legal process, (b) which has been publicly disclosed, or (c) which is subsequently disclosed to any third party not in breach of a confidentiality agreement.

                 "CONTRACTS" has the meaning specified in Section 3.15.

                 "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

                 "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached to this Agreement pursuant to which exceptions to Allied Parent's, the Shareholders' and the Company's specific representations and warranties set forth in Article III (and listed on a Section-by-Section basis) are disclosed to Investors pursuant to said Article III.

                 "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, restrictive covenant or other restrictions of any kind.

                 "ENVIRONMENTAL AND OSHA OBLIGATIONS" has the meaning specified in Section 3.12.

                 "EQUITABLE EXCEPTIONS" shall have the meaning specified in
Section 3.6.

                 "EQUITY AGREEMENTS" means those certain equity agreements between Investors, the Company, Allied Parent, the Shareholders and certain executives to be entered into as of the Closing Date, including without limitation, the Shareholders Agreement.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "ESCROW AGENT" means The Bank of  New York.

                 "ESCROW AGREEMENT" means the Escrow Agreement to be executed by and among the Company, Allied Parent, the Shareholders, Thayer III and the Escrow Agent in the form of Exhibit B.

                 "ESCROW NOTE" has the meaning specified in Section 2.4.

                 "ESCROW PERIOD" has the meaning specified in Section 2.7.

                 "ESCROW SUM" has the meaning specified in Section 2.7.

                 "EXISTING SHARES" has the meaning specified in Recital A of the Agreement.

                 "FINANCIAL STATEMENTS" has the meaning specified in Section
3.7.

                 "FINANCING" has the meaning specified in Recital C of the Agreement.

                 "FINANCING PROCEEDS" has the meaning specified in Recital C of the Agreement.

                 "FORCE MAJEURE" shall mean any failure or delay caused by acts of god, flood, fire, war or terrorism or any failure or delay caused by a governmental blockage of all currency transactions between a foreign Governmental Body and the United States of America.

                 "FUNDED INDEBTEDNESS" means all (i) indebtedness of the Company for borrowed money or other interest-bearing indebtedness; (ii) capital lease obligations of the Company; (iii) obligations of the Company to pay the deferred purchase or acquisition price for goods or services, other than trade accounts payable in the ordinary course of business; (iv) indebtedness of others guaranteed by the Company or secured by an Encumbrance on the Company's property; and (v) indebtedness of the Company under extended credit terms of more than 30 days from vendors provided to the Company.

                 "GAAP" shall mean generally accepted accounting principles, consistently applied.

                 "GAAP EXCEPTIONS MEMO" shall have the meaning specified in
Section 3.7.

                 "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body having jurisdiction over the Company, Allied Parent and/or the Shareholders.

                 "GOVERNMENTAL PERMITS" has the meaning specified in Section
3.10.

                 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

                 "IRS" means the Internal Revenue Service.

                 "INDEMNIFIABLE COSTS" has the meaning specified in Section
8.1.

                 "INDEMNIFIED PARTIES" has the meaning specified in Section
8.1.

                 "INDEPENDENT ACCOUNTANTS" has the meaning specified in Section 2.9.

                 "INTELLECTUAL PROPERTY" shall mean all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing;
(iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information); and (vi) computer software (including but not limited to data, data bases and documentation).

                 "INVESTORS" has the meaning specified in the first paragraph of this Agreement.

                 "KNOWLEDGE OF THE COMPANY" (whether or not capitalized) shall mean actual knowledge, after reasonable inquiry, of the Shareholders and the employees of the Company with responsibility for the applicable subject matter. "KNOWLEDGE OF THE SHAREHOLDERS" (whether or not capitalized) shall mean actual knowledge of the Shareholders after reasonable inquiry

                 "LEASES" shall mean the leases for the Company's offices located at (i) 165 West 46th Street, 10th Floor, New York, New York 10036;
(ii) Suite Nos. 710 and 714 in 6151 West Century Boulevard, Los Angeles, California 90045; (iii) 407 Lincoln Road, Suite PH.N.W., Miami Beach, Florida 33139; and (iv) 2222 Kalakaua Avenue, Part of 9th Floor, Honolulu, Hawaii.

                 "LOAN PROCEEDS" has the meaning specified in Recital C of the Agreement.

                 "MATERIAL" (whether or not capitalized) shall, where appropriate in context of its use in making the representations and warranties set forth in Article III, be deemed to mean an amount of money greater than $100,000.

                 "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means a material adverse change or effect on the assets, properties, Business, operations, liabilities, financial condition or prospects of the Company and its subsidiaries, taken as a whole. In determining whether a "Material Adverse Change" or "Material Adverse Effect" has occurred in the context of the use of such terms in the Company's, Allied Parent's and Shareholders' representations and warranties set forth in Article III, such terms shall refer to the occurrence of any single event, or any series of related events, or set of related circumstances, which results or may result in a loss to the Company, in excess of $100,000 per occurrence or $250,000 in the aggregate.

                 "NET WORTH" shall equal the Company's total assets minus its total liabilities.

                 "NET WORTH ADJUSTMENT" has the meaning specified in Section
2.10.

                 "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq., any amendment thereto, and any regulations promulgated thereunder.

                 "PERMITTED DISTRIBUTIONS" has the meaning specified in Section 3.8.

                 "PERMITTED EXCEPTION" means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, or (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value or the existing use of the property affected by such lien or imperfection.

                 "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or Governmental Body.

                 "PREFERRED STOCK" has the meaning specified in Recital E of the Agreement.

                 "PROJECTED NET WORTH" means a minus ($400,000).

                 "PURCHASE PRICE" has the meaning specified in Section 2.1.

                 "PURCHASED SHARES" has the meaning specified in Section 2.1..

                 "RECAPITALIZATION" has the meaning specified in Recital E of the Agreement.

                 "REDEMPTION" has the meaning specified in Recital D of the Agreement.

                 "REDEMPTION PRICE" has the meaning specified in Section 2.4.

                 "REDEMPTION SHARES" has the meaning specified in Recital D of the Agreement.

                 "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements).

                 "SHAREHOLDERS" has the meaning set forth in the first paragraph of this Agreement.

                 "STOCK PURCHASE" has the meaning specified in Recital B of the Agreement.

                 "TAX" or "TAXES" means any federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, windfall profits, severance, property, production, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, transfer, goods and services, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amounts imposed thereon by any Governmental Body.

                 "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                 "THAYER III" has the meaning specified in the first paragraph of this Agreement.

                 "TRANSACTIONS" has the meaning specified in the beginning of the recitals of this Agreement.

                                   ARTICLE II
                                RECAPITALIZATION

                 2.1. STOCK PURCHASE. On the Closing Date and subject to the terms and conditions set forth in this Agreement, Allied Parent shall sell and deliver to the Investors an aggregate of 57 shares of the Capital Stock (the "PURCHASED SHARES"), free and clear of all Encumbrances, other than the restrictions imposed by federal and state securities laws. The total purchase price for the Purchased Shares (the "PURCHASE PRICE") shall be equal to $24,721,470, subject to any adjustment required to be made pursuant to
Section 2.10 below.

                 2.2. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable by the Investors or Thayer III as follows: (a) $21,350,470 of the Purchase Price will be payable at the Closing (as defined in Section 2.6) in cash by wire transfer of funds to Allied Parent's account as specified in Exhibit G attached hereto and (b) the balance of the Purchase Price ($3,371,000) will be paid in accordance with the Tax Payments Schedule attached hereto by wire transfer of funds to Allied Parent's or the Shareholders' accounts as specified in Exhibit G attached hereto as updated from time to time following the Closing Date.

                 2.3. THE FINANCING. On the Closing Date, the Company shall consummate the Financing and shall borrow an amount equal to the Financing Proceeds in order to consummate the Redemption.

                 2.4. REDEMPTION. On the Closing Date and subject to the terms and conditions set forth in this Agreement, the Company shall redeem the Redemption Shares from Allied Parent. Subject to the terms of Section 2.7, which provision requires certain holdbacks prior to the distribution of such price to Allied Parent, the Redemption Shares shall be redeemed at a price of $433,710 per share, for an aggregate gross redemption price of $14,746,140 (the
"REDEMPTION PRICE").   The Redemption Price shall be payable as follows:

                          (a)     an aggregate of $10,746,140 shall be paid at
Closing by wire transfer of funds to Allied Parent's account as specified in Exhibit G hereto (the "CLOSING REDEMPTION PRICE"); and

                          (b)     $4,000,000 shall be paid to the Escrow Agent
at Closing pursuant to Section 2.7 below to serve as the Escrow Sum (as defined below) in the form of a 120 day promissory note which bears interest at the rate of 8% per annum in a form mutually agreed upon by Thayer III and Allied Parent (the "ESCROW NOTE").

                 2.5. RECAPITALIZATION. Following the Stock Purchase and the Redemption and on the Closing Date, the Company shall amend and restate its Certificate of Incorporation to authorize the issuance of the two classes of the capital stock (the Common Stock and the Preferred Stock) each having the rights and preferences set forth in the Company's Restated Certificate of Incorporation in substantially the form of Exhibit A attached hereto and as necessary to effect the Transactions. Pursuant to such amendment, each share of Capital Stock issued and outstanding after the Stock Purchase and the Redemption shall be exchanged for (i) 4,337.1 shares of Common Stock and (ii)
390.34 shares of Preferred Stock.

                 2.6. CLOSING. The Closing of the Transactions shall take place at 10:00 a.m., Eastern Time, at the offices of Hogan & Hartson L.L.P., 555 13th Street, N.W. in Washington, D.C. on March 25, 1998, or on the date selected by Thayer III (which date shall be as soon as practicable following the date on which all of the conditions to Closing set forth in Sections 7.1 and 7.2 have been satisfied) (the "CLOSING DATE").

                 2.7. ESCROW ARRANGEMENTS. Pursuant to the Escrow Agreement to be entered into among Shareholders, Allied Parent, the Company, Thayer III and the Escrow Agent, $4,000,000 of the Redemption Price shall be delivered to the Escrow Agent at Closing pursuant to the Escrow Note. Upon payment of the Escrow Note by the Company in immediately available funds on or prior to 120 days after the Closing Date, such monies paid (which, together with all interest accrued thereon, is hereinafter referred to as the "ESCROW SUM") shall be held pursuant to the terms of the Escrow Agreement for payment from such Escrow Sum of the amounts, if any, owing by Allied Parent to the Investors or the Company pursuant to the provisions of the Net Worth Adjustment or the Escrow Schedule attached hereto and the indemnification provisions of
Article VIII below. At the conclusion of the period ending ten days after completion of the final Adjusted Closing Financial Statements and the resolution of any disputes therein pursuant to Section 2.9 below, the Escrow Sum shall be reduced to an amount equal to the sum of $2,000,000 in cash, plus the amount, if any, reserved, but not then paid or resolved, pursuant to claims made against the Escrow Sum by the Investors or the Company pursuant to the provisions of the Net Worth Adjustment and the Escrow Schedule (such amount of reduction in the Escrow Sum being referred to as the "ESCROW SUM REDUCTION") and (ii) on the first anniversary of the Closing Date (such one-year period being referred to herein as the "ESCROW PERIOD"), such remaining portion of the Escrow Sum not theretofore claimed by or paid to the Investors or the Company in accordance with the terms of the Escrow Agreement, the Escrow Schedule and this Agreement (together with any interest on such remaining portion of the Escrow Sum) shall be disbursed to Allied Parent. All disbursements pursuant to the Escrow Sum Reduction or at the expiration of the Escrow Period shall be paid in cash to Allied Parent at its account set forth in Exhibit G as updated from time to time. Shareholders, Allied Parent, the Company and Thayer III agree that each will execute and deliver such reasonable instruments and documents as are furnished by any other party to enable such furnishing party to receive those portions of the Escrow Sum to which the furnishing party is entitled under the provisions of the Escrow Agreement and this Agreement.

                 2.8.     [INTENTIONALLY LEFT BLANK].

                 2.9. CLOSING AUDIT. Within 120 days following the Closing Date, there shall be delivered to Investors and to Shareholders an audit of the Company's balance sheet and statements of income and cash flows as of and for the two months ended February 28, 1998 (the "ADJUSTED CLOSING FINANCIAL STATEMENTS"). The Adjusted Closing Financial Statements shall be audited by Arthur Andersen, LLP ("AA") in accordance with GAAP and then adjusted to be in accordance with the Company's prior accounting practices. The cost of preparing the Adjusted Closing Financial Statements shall be paid by the Company. In the event that Allied Parent disputes any items or assumptions or methodologies regarding the Adjusted Closing Financial Statements within thirty
(30) days after Allied Parent's receipt thereof, Allied Parent and Thayer III shall jointly select and retain an independent "Big Six" accounting firm (the "INDEPENDENT ACCOUNTANTS") to review the disputed matter(s) on the Adjusted Closing Financial Statements. In conducting such review, the Company and AA shall provide the Independent Accountants and, during the thirty (30) day period, Allied Parent, with customary access to the work papers of AA utilized in preparing the Adjusted Closing Financial Statements. The final determination of such disputed matter(s) by the Independent Accountants shall be utilized to determine all adjustments described in Section 2.10 below and shall be final and binding on the parties for such purposes. The cost of retaining the Independent Accountants shall be borne by Shareholders, except that the Company shall reimburse Shareholders for one-half the cost of the Independent Accountants in the event that such review results in at least a $150,000 increase in the Company's Net Worth as reflected on the Adjusted Closing Financial Statements prepared by AA.

                 2.10. POST-CLOSING NET WORTH ADJUSTMENT. The Redemption Price will be adjusted upward or downward, on a dollar-for-dollar basis, to reflect the increase or decrease, as the case may be, in Net Worth as reflected on the Adjusted Closing Financial Statements from the Projected Net Worth (the "NET WORTH ADJUSTMENT"). The Net Worth Adjustment shall be determined by AA.
In the event that the Net Worth Adjustment results in a decrease in the Redemption Price, then the Escrow Agent or Allied Parent and the Shareholders shall pay such amount to the Company in immediately available funds within ten
(10) business days of delivery of the Adjusted Closing Financial Statements as finally determined in accordance with Section 2.9 above. Conversely, in the event that the Net Worth Adjustment results in an increase in the Redemption Price, then the Company shall pay such amount to Allied Parent to the account set forth in Exhibit G hereto in immediately available funds within ten (10) business days of delivery of the Adjusted Closing Financial Statements as finally determined in accordance with Section 2.9 above.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                 OF THE COMPANY, ALLIED PARENT AND SHAREHOLDERS

                 Except as set forth on the Disclosure Schedule attached hereto (which Disclosure Schedule contains a reasonably detailed description of each such exception and references the applicable representation so qualified), the Company, Allied Parent and Shareholders jointly and severally represent and warrant to the Investors that:

                 3.1. CAPITALIZATION. The authorized capital stock of the Company immediately prior to Closing consists of 200 shares of Capital Stock, 100 of which being the Existing Shares are issued and outstanding. All of the Existing Shares are duly authorized, validly issued, fully paid, and nonassessable. All of the Existing Shares are owned of record and beneficially by Allied Parent. All of the outstanding shares of Allied Parent are owned of record and beneficially by the Shareholders in the amounts set forth on Exhibit H hereto. None of the Existing Shares was issued or will be redeemed under this Agreement in violation of any preemptive or preferential rights of any Person.

                 3.2. NO LIENS ON SHARES. Allied Parent owns the Existing Shares and Shareholders own all of the Allied Parent shares, free and clear of any Encumbrances other than the rights and obligations arising under this Agreement, and none of the Existing Shares or the Allied Parent shares is subject to any outstanding option, warrant, call, or similar right of any other Person to acquire the same, and none of the Existing Shares or the Allied Parent shares is subject to any restriction on transfer thereof except for restrictions imposed by applicable federal and state securities laws. At Closing pursuant to the Redemption and the Stock Purchase, Allied Parent will have full corporate power and authority to convey good and marketable title to the Redemption Shares and the Purchased Shares, free and clear of any Encumbrances other than the restrictions imposed by federal and state securities laws.

                 3.3. SUBSIDIARIES. The Company does not own, directly or indirectly, any capital stock or ownership interests in any Person. The Shareholders do not own any capital stock or ownership interests in any other Person engaged in the Business other than Allied Parent. Allied Parent does not own any capital stock or ownership interests in any other Person other than the Company.

                 3.4. OTHER RIGHTS TO ACQUIRE CAPITAL STOCK. Except as set forth in this Agreement in respect of Investors' rights to acquire the Purchased Shares, there are no authorized or outstanding warrants, options, or rights of any kind to acquire from the Company any equity or debt securities of the Company, or securities convertible into or exchangeable for equity or debt securities of the Company, and there are no shares of capital stock of the Company reserved for issuance for any purpose nor any contracts, commitments, understandings or arrangements which require the Company to issue, sell or deliver any additional shares of its capital stock.

                 3.5. DUE ORGANIZATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has full corporate power and authority to own and lease its properties and assets and to carry on the Business as now conducted and as proposed to be conducted through Closing. Allied Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has full corporate power and authority to own and lease its properties and assets and to carry on the Business as now conducted and as proposed to be conducted through Closing. Complete and correct copies of the Certificate of Incorporation and Bylaws of the Company and Allied Parent, and all amendments thereto, have been delivered to Investors and are attached hereto as Exhibits I-1 and I-2. The Company is qualified to do business in the State of New York and in each jurisdiction in which the nature of the Business or the ownership of its properties requires such qualification except where the failure to be so qualified does not and could not reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Company is so qualified are listed on Exhibit I-3 attached hereto.

                 3.6. DUE AUTHORIZATION. The Company, Allied Parent and the Shareholders each have full power and authority to execute, deliver and perform this Agreement and to carry out the Transactions. The execution, delivery, and performance of this Agreement and the Transactions have been duly and validly authorized by all necessary corporate action of the Company and Allied Parent. This Agreement has been duly and validly executed and delivered by the Company, Allied Parent and Shareholders and constitutes the valid and binding obligations of the Company, Allied Parent and Shareholders, enforceable in accordance with its terms, except to the extent that enforceability may be limited by laws affecting creditors' rights and debtors' obligations generally, and legal limitations relating to remedies of specific performance and injunctive and other forms of equitable relief (the "EQUITABLE EXCEPTIONS").

The execution, delivery, and performance of this Agreement and the Transactions (as well as all other instruments, agreements, certificates, or other documents contemplated hereby) by the Company, Allied Parent and Shareholders, do not (a) violate any Requirements of Laws or any Court Order of any Governmental Body applicable to the Company, Allied Parent or Shareholders, or their respective property, (b) violate or conflict with, or permit the cancellation of, or constitute a default under, any material agreement to which the Company, Allied Parent or Shareholders are a party, or by which any of them or any of their respective property is bound, (c) permit the acceleration of the maturity of any material indebtedness of, or indebtedness secured by the property of, the Company, Allied Parent or Shareholders, (d) violate or conflict with any provision of the charter or bylaws of the Company or Allied Parent, or (e) except for filings or approvals under the HSR Act and such consents, approvals, or registrations as may be required under applicable state securities laws, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Body or other third party.

                 3.7. FINANCIAL STATEMENTS. The following financial statements of the Company have been delivered to Investors by the Company: reviewed balance sheets of the Company as of December 31, 1995, December 31, 1996 and unaudited balance sheet as of December 31, 1997, and reviewed statements of income and cash flows of the Company for the fiscal years ended December 31, 1995 and December 31, 1996 and unaudited statements of income and cash flow for the year ending December 31, 1997 (collectively, the "FINANCIAL STATEMENTS"). Copies of the Financial Statements are included in the Disclosure Schedule hereto. The Financial Statements, including the Financial Statements as of and for the year ending December 31, 1997 (the "MOST RECENT FINANCIAL STATEMENTS"), have been prepared in accordance with GAAP, except as specifically set forth in the Rosen Seymour Shapss Martin & Company LLP memorandum included in the Disclosure Schedule hereto (the "GAAP EXCEPTIONS MEMO"). The Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods indicated and fairly present the financial position, results of operations and changes in financial position of the Company as of the indicated dates and for the indicated periods and are consistent with the books and records of the Company (which books and records are correct and complete). Since the date of the last of such Financial Statements, the Company has no Material liabilities required by GAAP to be reflected on the Company's balance sheet or notes thereto that are not so reflected in the Financial Statements except as set forth in the GAAP Exceptions Memo, nor any other obligations (whether absolute, contingent, or otherwise) which are (individually or in the aggregate) Material (in amount or to the conduct of the Business); and neither the Company nor Shareholders have Knowledge of any basis for the assertion of any such Material liability or obligation. Since December 31, 1997, the Company has not experienced any Material Adverse Change.

                 3.8. CERTAIN ACTIONS. Since December 31, 1997, the Company has not, except as disclosed on any of the Financial Statements or notes thereto: (a) paid or declared any dividends or distributions, or purchased, redeemed, acquired, or retired any stock or indebtedness from Allied Parent or any Shareholder (other than distributions to pay estimated income taxes of the Shareholders associated with the income of the Company distributions of the Company's net income for the fiscal year ended December 31, 1997; up to $900,000 of retained, pre-S corporation earnings, less the aggregate amount of all debt owed by the Shareholders to the Company; and additional distributions by the Company, all of which shall be deemed to be made on or prior to February 28, 1998 (collectively the "PERMITTED DISTRIBUTIONS"); provided that in the event that payment of any portion of the Permitted Distributions would result in any violation of the condition to the Closing contained in Section 7.1(g) hereof, then the Company shall pay such Permitted Distributions at Closing in an amount not to exceed $2,000,000 out of the Financing Proceeds); (b) made or agreed to make any loans or advances or guaranteed or agreed to guarantee any loans or advances to any party whatsoever; (c) suffered or permitted any Encumbrance to arise or be granted or created against or upon any of its assets, real or personal, tangible or intangible; (d) canceled, waived, or released or agreed to cancel, waive, or release any of its debts, rights, or claims against third parties in excess of $25,000 individually or $50,000 in the aggregate; (e) sold, assigned, pledged, mortgaged, or otherwise transferred, or suffered any material damage, destruction, or loss (whether or not covered by insurance) to, any assets (except in the ordinary course of the Business); (f) amended its charter or bylaws; (g) paid or made a commitment to pay any severance or termination payment to any employee or consultant; (h) made any material change in its method of management operation, accounting or reporting of income or deductions for tax purposes or any change outside the ordinary course of the Business in the Company's working capital other than Permitted Distributions;
(i) made any material acquisitions, made any capital expenditures, including, without limitation, replacements of equipment in the ordinary course of the Business, or entered into commitments therefor, except for capital expenditures or commitments therefor which do not, in the aggregate, exceed $100,000; (j) made any investment or commitment therefor in any Person; (k) made any payment or contracted for the payment of any bonus or other compensation or personal expenses, other than (A) wages and salaries and business expenses paid in the ordinary course of the Business, and (B) wage and salary adjustments made in the ordinary course of the Business for employees who are not officers, directors, or shareholders of the Company; (l) made, amended, or entered into any written employment contract or created or made any material change in any bonus, stock option, pension, retirement, profit sharing or other employee benefit plan or arrangement; (m) made or entered into any vendor, supply, sales, distribution, franchise, consortia or travel agency agreement which involves annual consideration (or commissions) in excess of $100,000; (n) made or entered into any agreement granting any Person any registration or offer rights in respect of the Company's capital stock; (o) entered into any non-competition agreement; (p) made or entered into any agreement or other arrangement with any officer, director, shareholder, employee or Affiliate of the Company or any of the foregoing Persons; (q) materially amended, experienced a termination or received notice of actual or threatened termination or non-renewal of any material contract, agreement, lease, franchise or license to which the Company is a party that would or could reasonably be expected to have a Material Adverse Effect; or (r) entered into any other material transactions that would or could reasonably be expected to have a Material Adverse Effect.

                 3.9. PROPERTIES. Attached hereto as Exhibit J is a list containing a description of each interest in real property (including, without limitation, leasehold interests) and each item of personal property utilized by the Company in the conduct of the Business having a book or fair market value in excess of $20,000 as of the date hereof. Except for Permitted Exceptions, such real and personal properties are free and clear of Encumbrances. Shareholders and the

Company have delivered to Investors copies of all real property leases and a lien search obtained from the counties where the Company conducts business and the New York Secretary of State office of all UCC liens of record against the Company's personal property in the State of New York. All of the properties and assets necessary for continued operation of the Business as currently conducted (including, without limitation, all books, records, computers and computer software and data processing systems) are owned, leased or licensed by the Company and are suitable for the purposes for which they are currently being used. With the exception of used equipment and inventory valued at no more than $20,000 in the aggregate on the Company's Financial Statements, the physical properties of the Company, including the real properties leased by the Company, are in operating condition and repair, normal wear and tear excepted, and are free from any defects of a material nature. Except for Permitted Exceptions, the Company has full and unrestricted legal and equitable title to all such properties and assets. The operation of the properties and Business of the Company in the manner in which they are now and have been operated does not violate any zoning ordinances, municipal regulations, or other Requirements of Laws, except for any such violations which would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Shareholders, except for Permitted Exceptions, no restrictive covenants, easements, rights-of-way, or regulations of record impair the uses of the properties of the Company for the purposes for which they are now operated.
All leases of real or personal property by the Company are legal, valid, binding, enforceable and in full force and effect and will remain legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing, except for the Equitable Exceptions. All facilities leased by the Company have received all approvals of any Governmental Body (including Governmental Permits) required to be obtained by the Company in connection with the operation of the Business and have been operated and maintained in accordance with all Requirements of Laws applicable to the Company as a lessee thereof. The Company owns no real property.

                 3.10. LICENSES AND PERMITS. Attached hereto as Exhibit K is a list of all licenses, certificates, privileges, immunities, approvals, franchises, authorizations and permits held or applied for by the Company from any Governmental Body (herein collectively called "GOVERNMENTAL PERMITS") the absence of which could, individually or in the aggregate, have a Material Adverse Effect. The Company has complied in all material respects with the terms and conditions of all such Governmental Permits, and the Company has not received notification from any Governmental Body of violation of any such Governmental Permit or the Requirements of Laws governing the issuance or continued validity thereof. All of such Governmental Permits are valid and in full force and effect. No additional Governmental Permit is required from any Governmental Body thereof in connection with the conduct of the Business which Governmental Permit, if not obtained, would have a Material Adverse Effect.

                 3.11. INTELLECTUAL PROPERTY. Attached hereto as Exhibit L is a list and brief description of all Intellectual Property owned or utilized by the Company. The Company has furnished Investors with copies of all license agreements to which the Company is a party, either as licensor or licensee, with respect to any Intellectual Property. The Company has good title to or the right to use all the Intellectual Property and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of the Business, in the Business as presently conducted without the payment of any royalty or similar payment, and the Company is not infringing on any Intellectual Property right of others, and neither the Company nor Shareholders are aware of any infringement by others of any such rights owned by the Company. All licenses set forth on Exhibit L are valid and binding obligations of the Company, and to the Knowledge of the Company the other parties thereto, and enforceable against the Company, and to the Knowledge of the Company the other parties thereto in accordance with their respective terms, except for the Equitable Exceptions. The Company owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid license, all Intellectual Property necessary for the operation of the business of the Company as presently conducted.

                 3.12. COMPLIANCE WITH LAWS. The Company has (i) complied in all material respects with all Requirements of Laws, Governmental Permits and Court Orders applicable to the Business and has filed with the proper Governmental Bodies all statements and reports required by all Requirements of Laws, Governmental Permits and Court Orders to which the Company or any of its employees (because of their activities on behalf of the Company) are subject and (ii) to the Knowledge of the Company, conducted the Business and is in compliance in all material respects with all federal, state and local energy, public utility, health, safety and environmental Requirements of Laws, Governmental Permits and Court Orders including the Clean Air Act, the Clean Water Act, the Solid Waste Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, OSHA, the Toxic Substances Control Act and any similar state, local or foreign laws (collectively "ENVIRONMENTAL AND OSHA OBLIGATIONS") and all other Governmental Body requirements, except where any such failure to comply or file would not, in the aggregate, have a Material Adverse Effect. No claim has been made by any Governmental Body (and, to the Knowledge of the Company and Shareholders, no such claim is anticipated) to the effect that the Business fails to comply, in any respect, with any Requirements of Laws, Governmental Permit or Environmental and OSHA Obligation or that a Governmental Permit or Court Order is necessary in respect thereto.

                 3.13. INSURANCE. Attached hereto as Exhibit M is a list of all coverages for fire, liability, or other forms of insurance and all fidelity bonds held by or applicable to the Company. Copies of the binder for all such insurance policies have been delivered to Investors. The insurance maintained by the Company is adequate and customary for companies engaged in the Business. To the best of the Company's and Shareholders' Knowledge, no event relating to the Company has occurred which will result in (i) cancellation of any such insurance coverages; (ii) a retroactive upward adjustment of premiums under any such insurance coverages; or (iii) any prospective upward adjustment in such premiums. All of such insurance coverages will remain in full force and effect following the Closing. The Company is not in default under any such insurance policies.

                 3.14.    EMPLOYEE BENEFIT PLANS.

                          (a)     EMPLOYEE WELFARE BENEFIT PLANS.  The Company
does not maintain or contribute to any "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA. With respect to each such plan listed in the Disclosure Schedule, (i) the plan is in material compliance with ERISA and all other applicable Requirements of Laws; (ii) the plan has been administered in accordance with its governing documents; (iii) neither the plan, nor any fiduciary with respect to the plan, has engaged in any "prohibited transaction" as defined in Section 406 of ERISA other than any transaction subject to a statutory or administrative exemption;
(iv) except for the processing of routine claims in the ordinary course of administration, there is no material litigation, arbitration or disputed claim outstanding; and (v) all premiums due on any insurance contract through which the plan is funded have been paid.

                          (b)     EMPLOYEE PENSION BENEFIT PLANS.  The Company
does not maintain or contribute to any arrangement that is or may be an "employee pension benefit plan" relating to employees, as such term is defined in Section 3(2) of ERISA.

                          (c)     EMPLOYMENT AND NON-TAX QUALIFIED DEFERRED
COMPENSATION ARRANGEMENTS. The Company does not maintain or contribute to any retirement or deferred or incentive compensation or stock purchase, stock grant or stock option arrangement entered into between the Company and any current or former officer, consultant, director or employee of the Company that is not intended to be a tax qualified arrangement under Section 401(a) of the Code.

                 3.15. CONTRACTS AND AGREEMENTS. Exhibit N hereto contains a list and brief description of all written or oral contracts, commitments, leases (including without limitation the Leases), and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness, guarantees, hedging agreements, off-balance sheet financing arrangements, indemnity agreements, vendor contracts with airlines and other carriers, hotels and resorts, agreements with rental car companies, marketing agreements, consortia agreements, travel agency agreements, interface or similar agreements pertaining to various airline or other computer reservation systems) to which the Company is a party or by which the Company or its properties are bound pursuant to which the obligations thereunder of either party thereto are, or are contemplated as being, for any one contract, $150,000 or greater or any contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world (collectively, the "CONTRACTS"). The Company is not and, to the best knowledge of Shareholders and the Company, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by the Company) under any of the Contracts, and the Company has not waived any right under any of the Contracts. All of the Contracts to which the Company is a party are legal, valid, binding, enforceable and in full force and effect and will remain legal, valid, binding, enforceable and in full force and effect on identical terms immediately after the Closing, except for the Equitable Exceptions. The Company has not guaranteed any obligations of any other Person. The Company has no present expectation or intention of not fully performing all of its obligations under any Contract, the Company has no Knowledge of any breach or anticipated breach by the other parties to any Contract and the Company has not received notice of actual or threatened termination or non renewal of any Contract.

                 3.16. CLAIMS AND PROCEEDINGS. There are no claims, actions, suits, proceedings, or investigations pending or, to the Knowledge of the Shareholders or the Company, threatened against or affecting the Company or any of its properties or assets, at law or in equity, before or by any court, municipality or other Governmental Body. To the extent any are disclosed on the Disclosure Schedule, none of such claims, actions, suits, proceedings, or investigations, if adversely determined, will individually or in the aggregate result in any Material Adverse Effect to the Company. The Company has not been and the Company is not now, subject to any Court Order, stipulation, or consent of or with any court or Governmental Body. No inquiry, action or proceeding has been instituted or, to the best knowledge and belief of the Shareholders or the Company, threatened or asserted against the Shareholders, Allied Parent or the Company to restrain or prohibit the carrying out of the Transactions or to challenge the validity of the Transactions or any part thereof or seeking damages on account thereof. To the Knowledge of the Company and Shareholders there is no basis for any such valid claim or action.

                 3.17.    TAXES.

                          (a)     All Federal, foreign, state, county and local
and other Taxes due from the Company on or before the Closing have been paid and all Tax Returns which are required to be filed by the Company on or before the date hereof have been filed within the time and in the manner provided by all Requirements of Laws or extensions were timely filed, and all such Tax Returns are true and correct and accurately reflect the Tax liabilities of the Company. No Tax Returns of the Company, Allied Parent or any of the Shareholders are presently subject to an extension of the time to file. All Taxes, assessments, penalties, and interest of the Company which have become due pursuant to such Tax Returns or any assessments received have been paid or adequately accrued on the Company's Financial Statements. The provisions for Taxes reflected on the balance sheets contained in the Financial Statements are adequate to cover all of the Company's Tax liabilities for the respective periods then ended and all prior periods. The Company has not executed any presently effective waiver or extension of any statute of limitations against assessments and collection of Taxes, and there are no pending or threatened claims, assessments, notices, proposals to assess, deficiencies, or audits with respect to any such Taxes of which any of the Shareholders or the Company are aware. For Governmental Bodies with respect to which the Company does not file Tax Returns, no such Governmental Body has given the Company written notification that the Company is or may be subject to taxation by that Governmental Body. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, shareholder, creditor, independent contractor or other party. There are no Tax liens on any of the property or assets of the Company.

                          (b)     Neither the Company nor any other corporation
has filed an election under Section 341(f) of the Code that is applicable to the Company or any assets held by the Company. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company is not a party to any Tax allocation or sharing agreement. During the past seven years, the Company has not and has never been (nor does the Company have any liability for unpaid Taxes because it once was) a member of an affiliated group during any part of which return year any corporation other than the Company also was a member of the affiliated group.

                          (c)     No transaction contemplated by this Agreement
is subject to withholding under Section 1445 of the Code and no stock transfer taxes, real estate transfer taxes or similar taxes will be imposed upon the sale of the Purchased Shares or the redemption of the Redemption Shares pursuant to this Agreement.

                          (d)     The Company and Allied Parent have each made
a valid election under Section 1362 of the Code and any corresponding state or local provisions to be an S corporation within the meaning of Section 1361 of the Code for all taxable years (or portions thereof) beginning on or after December 31, 1982 with respect to the Company and since inception with respect to Allied Parent, no such S election has been terminated (whether voluntarily, involuntarily or inadvertently, including, without limitation, by taking any action defined in Section 1362(d) of the Code) since such time. Allied Parent has made a valid election for the Company to be qualified as a "Qualified Subchapter S subsidiary" under Section 1361 of the Code and applicable state laws effective as of the date that the Shareholders contributed the stock of the Company to Allied Parent.

                          (e)     The Company will not be required to include
any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) as a result of any "closing agreement," as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, (iii) as a result of any sale reported on the installment method where such sale occurred on or prior to the Closing Date, and (iv) as a result of any prepaid amount received on or prior to the Closing Date.

                 3.18. PERSONNEL. Attached hereto as Exhibit O is a list of the names and annual rates of compensation of the directors and executive officers of the Company, and of the employees of the Company whose annual rates of compensation during the calendar year ended December 31, 1997 (including base salary, bonus and incentive pay) exceed (or by December 31, 1998 are expected to exceed) $60,000. Exhibit O also summarizes the bonus, profit sharing, percentage compensation, company automobile, club membership, and other like benefits, if any, paid or payable to such directors, officers, and employees during the Company's calendar year ended December 31, 1997 and to the date hereof. Exhibit O also contains a brief description of all material terms of employment agreements to which the Company is a party and all severance benefits which any director, officer or employee of the Company is or may be entitled to receive. The employee relations of the Company are generally good and there is no pending or, to the best knowledge of Shareholders or the Company, threatened labor dispute or union organization campaign. None of the employees of the Company is represented by any labor union or organization.
The Company is in compliance in all material respects with all Requirements of Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practices. Neither the Company or Shareholders has been advised, or has good reason to believe, that any employee will not agree to remain employed by the Company after the consummation of the Transactions. There is no unfair labor practice claim against the Company before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to the Knowledge of the Company and Shareholders, threatened against or involving the Company, and none has previously occurred.

                 3.19. BUSINESS RELATIONS. Neither the Company nor Shareholders know or has good reason to believe that any customer, supplier, travel agency, resort operator or lodging or transportation company engaged in doing business with the Company will cease to do business with the Company after the consummation of the Transactions in the same manner and at the same levels as previously conducted with the Company except for any reductions which do not result in a Material Adverse Change. Neither Shareholders nor the Company has received any notice of cancellation of any Material business arrangement between any Person and the Company nor is the Company or Shareholders aware of any facts which could lead them to believe that the Business will be subject to cancellation of any such business arrangement.

                 3.20. ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLES; CUSTOMER DEPOSITS AND BOOKINGS.

                          (a)     ACCOUNTS RECEIVABLE.  All of the accounts,
notes, and loans receivable that have been recorded on the books of the Company are bona fide and represent amounts validly due for goods sold or services rendered and, subject to a $660,000 write-off already reflected in the Most Recent Financial Statements and the possibility of an occurrence of a Force Majeure event, all such amounts will be collected in full prior to December 31, 1998. With respect to such accounts, notes, and loans receivable: (i) all are free and clear of any Encumbrances; (ii) no claims of offset have been asserted in writing against any of such accounts, notes, or loans receivable; and (iii) none of the obligors thereto has given written notice that it will or may refuse to pay the full amount or any portion thereof. Lists of the Company's accounts receivable (A) as of December 31, 1997 (including any reconciliation to the accounts receivable entry on the balance sheet included in the Most Recent Financial Statements), (B) as of February 28, 1998, and (C) as of the day prior to the Closing (or as of the most recent date available), will all be delivered at the Closing and added to the Disclosure Schedule.

                          (b)     ACCOUNTS PAYABLE.   The aggregate amount of
accounts payable reflected on the Most Recent Financial Statements are true and correct in all material respects in accordance with GAAP except as adjusted for in the Net Worth Adjustment and, after giving effect to such adjustment, accurately reflect the accounts payables of the Company as of December 31,
1997.   Lists of the Company's accounts payable (A) as of December 31, 1997
(including any reconciliation to the accounts payable entry on the balance sheet included in the Most Recent Financial Statements), (B) as of February 28, 1998, and (C) as of the day prior to the Closing (or as of the most recent date available), will all be delivered at the Closing and added to the Disclosure Schedule.

                          (c)     BOOKINGS.  Exhibit P sets forth, as of the
date specified therein all customer bookings as of such date on an aggregate basis ("BOOKINGS"). For the period since December 31, 1997 through February 28, 1998, to the Knowledge of the Company and the

Shareholders, the Company's actual Bookings are not less than the Company's Bookings for the period December 31, 1996 through February 28, 1997.

                 3.21. BANK ACCOUNTS; INVESTMENTS. Attached hereto as Exhibit R is a list of all banks or other financial institutions with which the Company has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith. Exhibit R also contains a list of all material investments by the Company in any funds, accounts, securities, certificates of deposit or
instruments of any Person.   All of such investments are customary in form and
amount for reasonably prudent treasury investments of comparable businesses, none of which involve any type of derivative, option, hedging or other speculative instrument.

                 3.22. CUSTOMER CLAIMS. No written or oral claim for breach of contract or otherwise by any customer (a "CUSTOMER CLAIM") has been made against the Company since January 1, 1998 which could, individually or in the aggregate, result in any Material Adverse Effect. The level of Customer Claims for the period since December 31, 1997 through the date hereof is consistent (plus or minus 5%) with past practices of the Company for the comparable period in 1997. To the Knowledge of Shareholders and the Company, no state of facts exists, and no event has occurred, which could reasonably be expected to form the basis of any present claim against the Company for liability to any third party in connection with vacation packages sold or services rendered by the Company, other than Customer Claims arising in the ordinary course of the Business.

                 3.23. BROKERS. Neither the Company, Allied Parent nor Shareholders have engaged, or caused to be incurred any liability to any finder, broker, or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the Transactions.

                 3.24. AFFILIATED TRANSACTIONS. No officer, director, shareholder (including the Shareholders and Allied Parent) or Affiliate of the Company or any individual related by blood or marriage to any such Person, or any entity in which any such Person owns any beneficial interest, is a party to any agreement, contract, arrangement or commitment with the Company or engaged in any transaction with the Company or has any interest in any property used by the Company. No officer, director, or shareholder of the Company, Allied Parent or any Affiliate of any such officer, director, or shareholder, has any ownership interest in any competitor, supplier, or customer of the Company (other than ownership of securities of a publicly-held corporation of which such Person owns, or has real or contingent rights to own, less than five percent of any class of outstanding securities) or any property used in the operation of the Business.

                 3.25. FUNDED INDEBTEDNESS; LETTERS OF CREDIT; UNDISCLOSED LIABILITIES.

                          (a)     FUNDED INDEBTEDNESS.  Other than any Funded
Indebtedness which is to be repaid and discharged by Shareholders prior to Closing in accordance with Section 7.1(d), the Company does not have any Funded Indebtedness.

                          (b)     LETTERS OF CREDIT.  Other than those listed
on Exhibit S, the Company has no letters of credit, performance bonds or similar instruments issued on or for its account for the benefit of any of its vendors or otherwise.

                          (c)     UNDISCLOSED LIABILITIES.  The Company does
not have any liabilities in excess of $50,000 in the aggregate (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected on a corporate balance sheet or in the notes thereto, except as set forth in the GAAP Exceptions Memo and except such liabilities which are accrued or reserved against in the Financial Statements or disclosed in the notes thereto, including without limitation any accounts payable or service liabilities of the Company incurred prior to the Closing Date.

                 3.26. YEAR 2000. To the Knowledge of the Company, all of the Material computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by the Company in the conduct of its business will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries, except for any malfunctions or generations of incorrect data or results that would not individually or in the aggregate have a Material Adverse Effect.

                 3.27. INFORMATION FURNISHED. The Company and Shareholders have made available to Investors true and correct copies of all material corporate records of the Company and all material agreements, documents, and other items listed on the Schedules to this Agreement or referred to in Article III of this Agreement, and neither this Agreement, the Schedules hereto, nor any written information, instrument, or document delivered to Investors pursuant to this Agreement contains any untrue statement of a Material fact or omits any Material fact necessary to make the statements herein or therein, as the case may be, not misleading.

                                   ARTICLE IV
                 THE INVESTORS' REPRESENTATIONS AND WARRANTIES

                The Investors jointly and severally represent and warrant to Shareholders, Allied Parent and the Company as follows:

                 4.1. DUE ORGANIZATION OF THAYER III. Thayer III is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full partnership power and authority to execute, deliver and perform this Agreement and to carry out the Transactions.

                 4.2. DUE AUTHORIZATION. The execution, delivery and performance of this Agreement has been duly authorized by all necessary individual, partnership or corporate action on the part of each Person comprising the Investors, as appropriate, and the Agreement has been duly and validly executed and delivered by each of the Investors and constitutes the valid and binding obligation of each of the Investors, enforceable in accordance with its terms, except for the Equitable Exceptions. The execution, delivery, and performance of this Agreement and the Escrow Agreement (as well as all other instruments, agreements, certificates or other documents contemplated hereby) by the Investors shall not (a) violate any Requirements of Laws or Court Order of any Governmental Body applicable to any Investor or its or his respective property, (b) violate or conflict with, or permit the cancellation of, or constitute a default under any agreement to which any Investor is a party or by which any Investor or its or his respective property is bound, (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, any Investor, (d) violate or conflict with any provision of the Certificate of Limited Partnership of Thayer III or the charter or bylaws of any other Investor which is a corporation or a partnership (as applicable), or (e) except for filings or approvals under the HSR Act and such consents, approvals, or registrations as may be required under applicable state securities laws, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Body or other third party.

                 4.3. NO BROKERS. The Investors have not engaged, or caused to be incurred any liability for which Shareholders or Allied Parent may be liable to any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the Transactions.

                 4.4. INVESTMENT. The Investors will each acquire the Purchased Shares for investment and for its own account and not with a view to the distribution thereof.



                                   ARTICLE V
      PRE-CLOSING COVENANTS OF THE COMPANY, ALLIED PARENT, THAYER III AND
                                 SHAREHOLDERS

                 5.1. CONSENTS OF OTHERS. Prior to the Closing, the Company, Allied Parent and Shareholders shall use their best efforts to obtain and to cause the Company to obtain all authorizations, consents and permits required of the Company, Allied Parent and Shareholders to permit them to consummate the Transactions. To the extent required to consummate the Transactions or to ensure that the Contracts shall remain in full force and effect following the Closing, Shareholders shall have obtained the written consent or waiver of any "change of control" type termination rights of any third party to any Contract. As promptly as practicable after the date hereof, Thayer III, the Company and the Shareholders shall make, or shall cause to be made, such filings as may be required pursuant to the HSR Act with respect to the consummation of the Transactions.

                 5.2. SHAREHOLDERS' EFFORTS. The Company and Shareholders shall use all reasonable efforts to cause all conditions for the Closing to be met.

                 5.3. POWERS OF ATTORNEY. The Company and Shareholders shall cause the Company to terminate at or prior to Closing all powers of attorney granted by the Company, other than those relating to service of process, qualification or pursuant to governmental regulatory or licensing agreements, or representation before the IRS or other Governmental Bodies.

                 5.4. CONDUCT OF BUSINESS PENDING CLOSING. From the date of this Agreement to the Closing Date:

                                  (a)      Except as otherwise contemplated by
this Agreement, or as Thayer III may otherwise consent to in writing, the Company and Shareholders shall conduct the Business only in the ordinary course and shall not engage in any material activity or enter into any material transaction which would cause a breach of the representations and warranties contained in Article III.

                                  (b)      Shareholders and the Company shall
use their best efforts to cause the Business to preserve substantially intact its current business organization and present relationships with its customers, vendors, suppliers and employees and to maintain all of its insurance currently in effect.

                                  (c)      Shareholders and the Company shall
give prompt notice to Investors of any notice of material default received by the Company or the Business subsequent to the date of this Agreement under any Contract or any Material Adverse Change occurring prior to the Closing Date in the operation of the Company or the Business.

                                  (d)      Neither the Company, Allied Parent
nor the Shareholders, nor any of their representatives, shall solicit, encourage or discuss any Acquisition Proposal (as hereinafter defined) or supply any non-public information concerning the Company or the Business or the Company's assets to any party other than Investors or their representatives.
As used herein, "ACQUISITION PROPOSAL" means any proposal other than the Transactions, for (i) any merger or other business combination involving the Company or the Business, (ii) the acquisition of the Company or a material equity interest in the Company or a material portion of its assets, or (iii) the dissolution or liquidation of the Company.

                 5.5. ACCESS BEFORE CLOSING. Prior to the Closing Date, Shareholders and the Company agree that it will give, or cause to be given, to the Investors and their representatives, during normal business hours and at the Investors' expense, full and unrestricted access to the Company's personnel, independent accountants, customers, suppliers, officers, agents, employees, assets, properties, titles, contracts, corporate minute and other books, records, files and documents of the Company with respect to the Business (including financial, tax basis, budget projections, accountants' work papers and other information as Investors may request).

                 5.6. INVESTOR CONFIDENTIALITY. Until the Closing Date, Thayer III agrees to remain bound by the terms of the confidentiality provisions contained in the December 8, 1997 letter of intent between Thayer III and the Company.

                                   ARTICLE VI
                             POST-CLOSING COVENANTS

                 6.1. GENERAL. In case at any time after the Closing any further action is legally necessary or reasonably desirable (as determined by Thayer III and Shareholders) to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII below). The Shareholders acknowledge and agree that from and after the Closing, the Company will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company, which shall be maintained at the chief executive office of the Company; provided, however, that Shareholders shall be entitled to reasonable access to and to make copies of such books and records at their sole cost and expense and the Company will maintain all of the same for a period of at least three (3) years after Closing. Thereafter, the Company will offer such documentation to Shareholders before disposal thereof.

                 6.2. TRANSITION. For a period of four (4) years following Closing, the Shareholders will not take any action (or cause any such action to be taken by another Person) that primarily is designed or intended to have the effect of discouraging any vendor (including without limitation any airline or other carrier, hotel, resort or rental car company), lessor, licensor, customer, travel agency, consortia member, supplier, or other business associate of the Company from maintaining the same business relations with the Company after the Closing as it maintained with the Company prior to the Closing. For a period of four (4) years following Closing, the Shareholders will refer all customer inquiries relating to the Business to the Company.

                 6.3. CONFIDENTIALITY. The Shareholders will treat and hold in confidence and not disclose all Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement or otherwise for the benefit of the Company or Investors for a period of four (4) years from the date of this Agreement, and deliver promptly to Investors or destroy, at the written request and option of Thayer III, all tangible embodiments (and all copies) of the Confidential Information which are in their possession except as otherwise permitted herein. In the event that any Shareholder is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Confidential Information, such Shareholder will notify the Company and Thayer III promptly of the request or requirement.

                 6.4. COVENANT NOT TO COMPETE. For and in consideration of the allocation of $50,000 of the Redemption Price paid to the Shareholders by the Company, each Shareholder covenants and agrees, for a period of four (4) years from and after the Closing Date, that he will not, directly or indirectly without the prior written consent of the Company, for or on behalf of any entity:

                          (a)     become interested or engaged, directly or
indirectly, as a shareholder, bondholder, creditor, officer, director, partner, agent, contractor with, employer or representative of, or in any manner associated with, or give financial, technical or other assistance to, any Person, firm or corporation for the purpose of engaging in the Business in competition with the Company or any of its Affiliates, within the United States;

                          (b)     enter into any agreement with, service,
assist or solicit the business of any customers of the Company or any of its Affiliates for the purpose of providing wholesale travel services to such customers in competition with the Company or any of its Affiliates in the United States or to cause them to reduce or end their business with the Company or any of its Affiliates; or

                          (c)     hire, retain, or solicit the employment or
services of employees, consultants or representatives of the Company or any of its Affiliates for the purpose of causing them to leave the employment of the Company or any of its Affiliates;

provided, however, that no owner of less than five percent (5%) of the outstanding stock of any publicly-traded corporation shall be deemed to be in a violation of this Section 6.4 solely by reason thereof.

                 6.5.     ADDITIONAL MATTERS.

                          (a)     The Shareholders shall cause the Company and
Allied Parent to file with the appropriate governmental authorities all Tax Returns required to be filed by it for any taxable period ending prior to the Closing Date and the Company and Allied Parent shall remit any Taxes (other than Taxes on income) due in respect of such Tax Returns. In addition, Allied Parent and Shareholders shall cause Rosen, Seymour, Shapss, Martin & Co. to prepare a short period tax return for the Company covering the period January 1, 1998 through the Closing Date. The cost of preparation of such short period tax return shall be paid for by Shareholders.

                          (b)     Investors and Shareholders recognize that
each of them will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Investors and/or the Company to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Investors agree to cause the Company to (A) use its best efforts to properly retain and maintain such records for a period of six (6) years from the date the Tax Returns for the year in which the Closing occurs are filed or until the expiration of the statute of limitations with respect to such year, whichever is later, and (B) allow each Shareholder and his agents and representatives at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the other party's expense.

                          (c)     The Shareholders and Allied Parent shall be
liable for, and shall indemnify and hold Investors and the Company harmless against, any Taxes or other costs attributable solely to (i) a failure on the part of any Shareholder to take all actions required of him under Section 6.5(a); (ii) a failure on the part of the Company or Allied Parent to qualify, at or prior to the Closing, as an "S corporation" for federal and/or state income Tax purposes; or (iii) a change in accounting method of the Company reasonably required by applicable Tax law (as determined by the Company's independent accountants) as a result of any action or omission taken by Shareholders, Allied Parent or the Company on or prior to the Closing Date in the event of any final determination by the IRS or any state or local Tax authority that the parties' characterization that the transactions contemplated by this Agreement would be treated as an "asset sale" for tax purposes is invalid. Payment for such indemnification provided in the preceding sentence shall be due and payable within 30 days after a final determination of such matter has been made; provided, however, that payment for indemnification under clause (iii) of the preceding sentence (other than interest and penalties of the Company which shall be immediately due and payable upon incurrence thereof by the Company) shall not be due and payable until 10 days after Allied Parent's and/or Shareholders' receipt of a tax refund or tax credit resulting from such change in accounting method as described in the last sentence of this Section 6.5(c). The Shareholders' and Allied Parent's indemnification of the Company under clause (iii) above shall be an amount equal to the sum of (A) Allied Parent's and the Shareholders' actual federal, state and local income tax refunds and/or credits solely as a result of the decreased income resulting from the change in accounting method and (B) all interest and penalties due to such change in accounting method. In the event of any required change in accounting method, Allied Parent and the Shareholders shall use their best efforts to obtain all Tax refunds or credits from the appropriate Tax authorities as a result of the change in accounting method by filing their then current Tax Returns with a provision for a credit against that current year's or other year's Taxes (if permitted by applicable Tax law) or by filing amended Tax Returns within 30 days of Allied Parent's receipt of written notice from the Company of such accounting method change. Thayer III shall have the right to review and approve any amended Tax Returns or any provisions for credits against then current Taxes reflected on Tax Returns made by the Shareholders or Allied Parent in connection therewith. In the event any Tax authority disputes such refund or credit, Allied Parent shall have the right to control (with the participation of Thayer III and the Company) all matters or proceedings relating to such dispute. Allied Parent and Shareholders shall pay to the Investors all refunds or credits obtained by Allied Parent or Shareholders within ten days after (A) their receipt of a tax refund from the IRS or any state or local Tax authority (with respect to refunds for amended Tax Returns) with respect to any decreased income as a result of the accounting method change or (B) the filing of any Tax Return claiming a credit or similar benefit against then current Taxes in any Tax Return as a result of the accounting method change.

                          (d)     Subject to the limitations described below,
the Shareholders and Allied Parent shall be liable for and shall repay to the Investors the aggregate amount of all payments made by the Investors to the Shareholders pursuant to the Tax Payments Schedule (the "GROSS-UP TAXES") in the event of any final determination by the IRS or any state or local Tax authority that the parties' characterization that the transactions contemplated by this Agreement would be treated as an "asset sale" for tax purposes is invalid. In the event of such final determination, Allied Parent and the Shareholders shall use their best efforts to either (i) obtain a refund from the appropriate Tax authorities of all Gross-Up Taxes paid to any Tax authority through an amended Tax Return (such refund to be filed for within 30 days of Shareholders' receipt of written notice from the Company or Investors of a final determination) or (ii) file its then current Tax Returns with a provision for a credit against that current year's or other year's Taxes for the overpayments for Gross-Up Taxes. Thayer III shall have the right to review and approve any amended Tax Returns or any provisions for credits against then current Taxes reflected on Tax Returns made by the Shareholders or Allied Parent in connection therewith. In the event any Tax authority disputes such refund or credit, Allied Parent shall have the right to control (with the participation of Thayer III and the Company) all matters or proceedings relating to such dispute. Allied Parent and Shareholders shall pay to the Investors all refunds or credits obtained by Allied Parent or Shareholders within five (5) business days after (A) their receipt of a tax refund from the IRS or any state or local Tax authority (with respect to refunds for amended Tax Returns) with respect to any Gross-Up Taxes or (B) the filing of any Tax Return claiming a credit or similar benefit against then current Taxes in any Tax Return with respect to the overpayments of Gross-Up Taxes. The aggregate liability of Allied Parent and the Shareholders to the Investors for Gross-Up Taxes shall be limited to the actual amount of all refunds and/or credits received by Allied Parent and/or the Shareholders from Tax authorities. Notwithstanding the foregoing, in the event that Allied Parent or the Shareholders determine that any of such Gross-Up Taxes are not for any reason required to be made to any Tax authority and the parties characterization of the transactions contemplated by this Agreement as an "asset sale" for Tax purposes remains valid, then the Shareholders shall promptly reimburse the Investors for ninety percent (90%) of all of such Gross-Up Taxes not paid by the Shareholders. Any such reimbursement required by the preceding sentence shall be refunded to the Shareholders in the event that such Gross-Up Taxes are later determined to be required to be paid by Shareholders. Allied Parent and the Shareholders shall cause Rosen Seymour Shapss Martin & Company LLP to certify to the Company the final amount of all Gross-Up Taxes actually paid by the Shareholders.

                          (e)     The Shareholders shall maintain Allied Parent
in existence following the Closing Date for a period of at least four years; provided, however, that at the Company's request, Allied Parent shall change its name so that the words "Allied Tours" are removed therefrom.

                 6.6. LITIGATION SUPPORT. In the event and for so long as any party is actively contesting or defending against any claim, suit, action or charge, complaint, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, circumstance, status, condition, activity, practice, occurrence, event, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other parties will cooperate and make available themselves or their personnel, as applicable, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense.

                 6.7. AUDITS. Following the Closing, the Shareholders shall use their best efforts to cause the Company, at the Company's expense, to deliver, or cause to be delivered, to Investors an unqualified and unmodified audit report of Arthur Andersen, LLP on the balance sheets of the Company as of December 31, 1995, December 31, 1996, December 31, 1997 and the Closing Date, and audited statements of operations and cash flows of the Company for the fiscal years then ended and with respect to the period January 1, 1998 through the Closing Date, which report shall be without limitation as to the scope of the audit. Shareholders, in their capacities as officers and directors of the Company during such periods, shall provide all management letters, reports or representations reasonably requested by such auditors in connection with such audits.

                 6.8. REGISTRATION RIGHTS. Following the Closing, Thayer III and the Company anticipate that they may enter into a registration rights agreement with respect to shares of the Company's Common Stock. Upon execution thereof, Thayer III and the Company each hereby agree to offer Allied Parent and the Shareholders the right to become a party to such registration rights agreement, in which event Allied Parent and the Shareholders shall receive customary piggyback registration rights with respect to their shares of the Company's Common Stock (including any shares of Common Stock issuable upon conversion of the Preferred Stock). All customary registration expenses (other than underwriting discounts and fees) in connection with any piggyback registration will be at the Company's expense.





                                  ARTICLE VII
           CONDITIONS TO OBLIGATIONS OF PARTIES TO CONSUMMATE CLOSING

                 7.1. CONDITIONS TO THE INVESTORS' OBLIGATIONS. The obligation of the Investors under this Agreement to consummate the Closing is subject to the conditions that:

                          (a)     COVENANTS, REPRESENTATIONS AND WARRANTIES.
The Company, Allied Parent and Shareholders shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by each of them prior to or at the Closing Date. The representations and warranties of the Company, Allied Parent and Shareholders set forth in this Agreement shall be accurate in all material respects at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                          (b)     CONSENTS.  All statutory requirements for the
valid consummation by the Company, Allied Parent and Shareholders of the Transactions shall have been fulfilled and all authorizations, consents and approvals, including expiration or early termination of all waiting periods under the HSR Act and those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation of the Transactions shall have been obtained in form and substance reasonably satisfactory to Thayer III unless such failure could not reasonably be expected to have a Material Adverse Effect. All approvals of the Boards of Directors and shareholders of the Company and Allied Parent necessary for the consummation of this Agreement and the Transactions shall have been obtained.

                          (c)     LEASES.  Each of the Leases shall provide
that the Company is the lessee and that such Lease survives the Closing for the term of such Lease, and copies of such Leases (and any assignments pursuant to which any of such Leases have been assigned to the Company prior to the Closing
Date) shall have been provided to the Investors.

                          (d)     DISCHARGE OF INDEBTEDNESS AND LIENS;
SHAREHOLDER LOANS. Shareholders and the Company shall have provided for the payment in full by the Company of all Funded Indebtedness of the Company at the Closing. Such Funded Indebtedness, if any, as of December 31, 1997, is listed on Exhibit T hereto. Shareholders shall have also provided for the termination of all Encumbrances of record on the properties of the Company, except for Permitted Exceptions. All liens or UCC filings against the Company or Affiliates of the Company which are engaged in the Business, shall have been terminated as of the Closing. All outstanding loans or other amounts owed by any Shareholder or Allied Parent to the Company shall have been repaid in full on or prior to the Closing.

                          (e)     FEE.  In consideration of investment banking
services provided by Thayer III's Affiliate, TC Management Partners LLC, in connection with the Transactions, the Company shall pay to TC Management Partners LLC immediately following the Closing a fee in the amount of $425,000.

                          (f)     TRANSFER TAXES.  Shareholders shall be
responsible for all stock transfer or gains taxes imposed on Shareholders or Allied Parent incurred in connection with this Agreement.

                          (g)     FINANCIAL CONDITION.  The Company's Net Worth
as projected at the Closing shall be not less than ($400,000) and the Company shall continue to have cash or cash equivalents on hand at the Closing in an amount not less than $0.

                          (h)     DOCUMENTS TO BE DELIVERED BY SHAREHOLDERS,
ALLIED PARENT AND THE COMPANY. The following documents shall be delivered at the Closing by Shareholders, Allied Parent and the Company:

                                  (i)      OPINION OF SHAREHOLDERS' COUNSEL.
                 Investors shall have received an opinion of counsel to the Company, Allied Parent and Shareholders, dated the Closing Date, in substantially the same form as the form of opinion that is Exhibit C hereto.

                                  (ii)     CERTIFICATES.  Investors shall have
                 received an officer's certificate and a secretary's certificate of the Company executed by officers of the Company, dated the Closing Date, in a form mutually agreed upon by Thayer III and Allied Parent, which certificates shall include a certification as to the aggregate amount of Permitted Distributions.

                                  (iii)    RELEASE.  Shareholders and Allied
                 Parent shall have furnished the Company with a general release of liabilities, excluding compensation and employee benefits as well as obligations pursuant to this Agreement, in the form attached as Exhibit E hereto.

                                  (iv)     ESCROW AGREEMENT.  Shareholders,
                 Allied Parent and the Company shall have delivered to Investors at the Closing the duly executed Escrow Agreement in substantially the form attached hereto as Exhibit G.

                                  (v)      EMPLOYMENT AGREEMENTS.  Michael
                 Fisher, Gregory Fisher and Gilbert Fishman shall each have duly executed and delivered Employment Agreements in substantially the same form attached as Exhibits F-1, F-2 and F-3 hereto, pursuant to which he will be employed by the Company following the Closing, and the Company shall have amended its incentive compensation arrangements with Marilyn Reis and Jane Rossmango to a reasonably equivalent incentive arrangement.

                                  (vi) DELIVERY OF PURCHASED SHARES. At the Closing, Allied Parent shall deliver to Investors the Purchased Shares.

                                  (vii) REDEMPTION OF EXISTING COMMON STOCK. Allied Parent shall have delivered the stock certificate(s) representing the Redemption Shares duly endorsed for transfer to the Company and free and clear of all encumbrances, other than the restrictions imposed by federal and state securities laws.

                                  (viii)   RESIGNATION OF DIRECTORS.   The
                 Company shall deliver the written resignations of all directors of the Company effective as of the Closing.

                                  (ix)     TERMINATION OF SHAREHOLDER
                 AGREEMENTS. The Company shall have provided evidence satisfactory to Thayer III of the complete termination of all shareholder agreements among the Shareholders, Allied Parent and/or the Company with respect to the Company or the Existing Shares.

                                  (x)      CONSULTING AGREEMENT.  Stanley
                 Fisher shall have executed and delivered a Consulting Agreement with the Company in substantially the form attached as Exhibit U hereto, pursuant to which he will be engaged as a consultant to the Company following the Closing.

                          (i) COMPANY EQUITY ARRANGEMENTS. The Equity Agreements shall have been executed and delivered by the respective parties thereto.

                          (j)     RESTATED CERTIFICATE OF INCORPORATION.  At
the Closing immediately following the Stock Purchase and the Redemption, the Company's Certificate of Incorporation shall have been duly amended and restated to include substantially all of the provisions set forth in Exhibit A attached hereto and shall not have been further amended or modified.

                          (k)     LIQUIDATION OF SISTER BUSINESSES.  The
Shareholders shall have assigned and conveyed to the Company all of the assets of Allied Tours, Inc. and Allied Tours International, Inc. (including all trademarks and tradenames) and such corporations shall either have been dissolved or their certificates of incorporation shall have been amended to remove "Allied" from their corporate names.

                 7.2. CONDITIONS TO SHAREHOLDERS', ALLIED PARENT'S AND THE COMPANY'S OBLIGATIONS. The obligation of Shareholders, Allied Parent and the Company under this Agreement to consummate the Closing is subject to the conditions that:

                          (a)     COVENANTS, REPRESENTATIONS AND WARRANTIES.
Investors shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by Investors prior to or at the Closing and the representations and warranties of Investors set forth in
Article IV hereof shall be accurate in all material respects, at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date.

                          (b)     CONSENTS.  All statutory requirements for the
valid consummation by Investors of the Transactions shall have been fulfilled and all authorizations, consents and approvals, including expiration or early termination of all waiting periods under the HSR Act and those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation by Investors of the Transactions shall have been obtained unless such failure shall not have a Material Adverse Effect on the Business.

                          (c)     DOCUMENTS TO BE DELIVERED BY INVESTORS.  The
following documents shall be delivered at the Closing by Investors:

                                  (i)      ESCROW AGREEMENT.  Investors shall
                 have delivered to Shareholders and Allied Parent at the Closing the duly executed Escrow Agreement.

                                  (ii)     EMPLOYMENT AGREEMENTS.  Investors
                 shall have caused the Company to duly execute and deliver Employment Agreements with each of Michael Fisher, Gregory Fisher and Gilbert Fishman in the same form attached as Exhibits F-1, F-2 and F-3 hereto, pursuant to which such Persons will be employed by the Company following the Closing. The Employment Agreements with each of Michael Fisher and Gregory Fisher shall provide that each will receive an option grant upon consummation of an initial public offering of the Company (so long as he is employed by the Company at such date) for the exercise of up to an aggregate of $1,000,000 of the Company's Common Stock at an exercise price per share equal to the initial public offering price.

                                  (iii) CONSULTING AGREEMENT. The Investors shall have caused the Company to execute and deliver a Consulting Agreement with Stanley Fisher in substantially the form attached as Exhibit U hereto, pursuant to which he will be engaged as a consultant to the Company following the Closing.

                          (d)     COMPANY EQUITY ARRANGEMENTS.  The Equity
Agreements shall have been executed and delivered by the respective parties thereto.

                          (e)     PAYMENTS TO ALLIED PARENT.  Allied Parent
shall have received (i) the Closing Redemption Price for the Redemption Shares and (ii) the portion of the Purchase Price payable to Allied Parent at Closing for the Purchased Shares.

                                  ARTICLE VIII
                                INDEMNIFICATION

                 8.1. INDEMNIFICATION BY ALLIED PARENT AND SHAREHOLDERS. Except as provided in Section 8.6, Shareholders and Allied Parent agree to jointly and severally indemnify and hold harmless the Investors and the Company and each officer, director, and Affiliate of the Investors and the Company, including without limitation any successor of the Company (collectively, the "INDEMNIFIED PARTIES") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the "INDEMNIFIABLE COSTS"), which any of the Indemnified Parties may sustain, or to which any of the Indemnified Parties may be subjected, arising out of (A) any misrepresentation, breach or default by Shareholders, Allied Parent or the Company of or under any of the representations, covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith; (B) the Company's tortious acts or omissions to act prior to Closing for which the Company did not carry liability insurance for themselves as the insured party, whether or not such acts or omissions to act result in a breach or violation of any representation or warranty; (C) any accounts receivable of the Company in existence on the Closing Date (net of the $660,000 write-off for bad debts already reflected in the Most Recent Financial Statements) which are not collected prior to December 31, 1998 in accordance with the standards set forth in the Escrow Schedule attached hereto (the "ACCOUNTS RECEIVABLE ADJUSTMENT"); (D) any downward Net Worth Adjustment not paid to the Company pursuant to a reduction of the Escrow Sum; and (E) any litigation matter disclosed on Schedule 3.16 hereof. Determination of whether the Company, on the one hand, or the Investors, on the other hand, is entitled to indemnification hereunder shall be made by such parties in light of the economic impact or loss caused by the matter which is the subject of the claim of indemnification. By way of example, a claim of indemnification for breaches of the representation made in Section 3.17 (Taxes) would impact the Company so that the Company would be entitled to indemnification. A claim of indemnification based on a breach of Section 3.1 (Capitalization) would affect the Investors' investment in the Company directly (as opposed to derivatively), so that the Investors would be entitled to indemnification.

                 8.2. DEFENSE OF CLAIMS. If any legal proceeding shall be instituted, or any claim or demand made by a third Person, against any Indemnified Party in respect of which Shareholders or Allied Parent may be liable hereunder, such Indemnified Party shall give prompt written notice thereof to Shareholders and, except as otherwise provided in Section 8.4 below, Shareholders shall have the right to defend, or cause the Company or its successors to defend, any litigation, action, suit, demand, or claim for which it may seek indemnification unless, in the reasonable judgment of Thayer III, such litigation, action, suit, demand, or claim, or the resolution thereof, is seeking injunctive or other equity relief or damages which would have a

Material Adverse Effect on Investors, the Company or its successors, and such Indemnified Party shall extend reasonable cooperation in connection with such defense, which shall be at Shareholders' expense. In the event Shareholders fail or refuse to defend the same within a reasonable length of time, the Indemnified Parties shall be entitled to assume the defense thereof, and Shareholders and Allied Parent shall be jointly and severally liable to repay the Indemnified Parties for all expenses reasonably incurred in connection with said defense (including reasonable attorneys' fees and settlement payments).
If Shareholders shall not have the right to assume the defense of any litigation, action, suit, demand, or claim in accordance with either of the two preceding sentences, the Indemnified Parties shall, at Shareholders' expense, have the absolute right to control the defense of and to settle, in their sole discretion and without the consent of Shareholders, such litigation, action, suit, demand, or claim, but Shareholders shall be entitled, at their own expense, to participate in such litigation, action, suit, demand, or claim.
The party controlling any defense pursuant to this Section 8.2 shall deliver, or cause to be delivered to the other party, copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any such litigation, action, suit, demand or claim, and timely notice of any hearing or other court proceeding relating to such litigation, action, suit, demand or claim. Notwithstanding the forgoing, in no event will the Shareholders or Allied Parent settle any litigation matter disclosed on Schedule 3.16 if such settlement results in any monetary liability to the Company without the Company's express written consent.

                 8.3. ESCROW CLAIM. If any claim for indemnification is made by an Indemnified Party pursuant to this Article VIII prior to the expiration of the Escrow Period, such Indemnified Party may first apply to the Escrow Agent provided in Section 2.7 of this Agreement for reimbursement of such claim in accordance with the provisions of the Escrow Agreement provided, however, the Escrow Sum is not intended to be an exclusive remedy in the event Investors have indemnification claims hereunder which exceed such amount.

                 8.4. TAX AUDITS, ETC. In the event of an audit of a Tax Return of the Company with respect to which an Indemnified Party might be entitled to indemnification pursuant to this Article VIII, the Shareholders and the Company shall jointly control any and all such audits which may result in the assessment of additional Taxes against the Company and any and all subsequent proceedings in connection therewith, including appeals.
Shareholders and Investors shall cooperate fully in all matters relating to any such audit or other Tax proceeding (including according access to all records pertaining thereto), and will execute and file any and all consents, powers of attorney, and other documents as shall be reasonably necessary in connection therewith. If additional Taxes are payable by the Company as a result of any such audit or other proceeding, Shareholders shall be responsible for and shall promptly pay all Taxes, interest, and penalties for which any of the Indemnified Parties shall be entitled to indemnification (subject to the limitations contained in Section 6.5(c) in the event of any audit or proceeding relating to the indemnification provided in Section 6.5(c)(iii) hereof).

                 8.5. INDEMNIFICATION OF SHAREHOLDERS, ALLIED PARENT AND THE COMPANY. Investors agree to jointly and severally indemnify and hold harmless Shareholders, Allied Parent and the Company and each officer, director, Shareholder or Affiliate of the Company, from and against any Indemnifiable Costs arising out of any material misrepresentation, breach or default by Investors of or under any of the covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith.

                 8.6. LIMITS ON INDEMNIFICATION. All Indemnifiable Costs sought by any party hereunder shall be net of any insurance proceeds received by such Person with respect to such claim (less the present value of any premium increases occurring as a result of such claim). Except for any claims for breach of the representations, warranties and covenants of Allied Parent and the Shareholders under Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.17 or 6.5(c) hereof (the indemnification for which shall expire on the expiration of the applicable statute of limitations and if so made, such claims, and all Indemnifiable Costs incurred thereafter, shall continue after such date until finally resolved), the right to make claims for indemnification provided under this Article VIII shall expire two (2) years following the Closing Date (except for any claims for Indemnifiable Costs made prior to such date which claims shall continue after such date until finally resolved). The Shareholders and Allied Parent shall not be obligated to pay any amounts for indemnification under this Article VIII until the aggregate indemnification obligation sought by Investors hereunder exceeds $250,000, whereupon Shareholders and Allied Parent shall be liable for all amounts in excess of $250,000 for which indemnification may be sought; provided, however, that Shareholders and Allied Parent shall not be obligated to pay any amounts for indemnification under
Section 8.1(E) until the aggregate indemnification obligation sought by Investors thereunder exceeds $100,000, whereupon Shareholders and Allied Parent shall be liable for all amounts in excess of $100,000 for which indemnification may be sought. For purposes of making claims for indemnification under Section 8.1(A), any requirement in any representation or warranty that an event or fact be Material or have a Material Adverse Effect, as appropriate, in order for such event or fact to constitute a misrepresentation or breach of such representation or warranty shall be ignored. Notwithstanding the foregoing, in no event shall the aggregate liability of Shareholders and Allied Parent to Investors for breach of representations and warranties exceed the sum of $6,500,000; provided, however, that such $6,500,000 limitation shall not include and shall not limit any claims for (i) the Accounts Receivable Adjustment and the Net Worth Adjustment and (ii) breach of the representations and warranties of the Shareholders and Allied Parent under Sections 3.1, 3.2, 3.3, 3.4, 3.6, and 3.17 hereof; provided, further, that in no event shall the aggregate liability of Shareholders and Allied Parent to Investors or the Company with respect to any claims described in clauses (i) and (ii) above exceed the sum of the Purchase Price and the Redemption Price. However nothing in this Article VIII shall limit Investors or Shareholders in exercising or securing any remedies provided by applicable statutory or common law with respect to the conduct of Shareholders, Allied Parent or Investors in connection with this Agreement or in the amount of damages that it can recover from the other in the event that Investors successfully prove intentional fraud or intentional fraudulent conduct in connection with this Agreement. All Indemnified Costs paid by Shareholders shall be deemed to be a reduction of the Purchase Price paid to Allied Parent by Investors hereunder.

                                   ARTICLE IX
                                  TERMINATION

                 9.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                          (a)     by the mutual written consent of all parties
hereto;

                          (b)     in writing by Thayer III on behalf of all
Investors, if the Company, Allied Parent or any of the Shareholders has breached in any material respect any representation, warranty or covenant contained in this Agreement, and in each case such breach has not been remedied within ten (10) business days after receipt of notice specifying such breach and demanding such breach to be remedied; or

                          (c)     in writing by the Shareholders and the
Company, if Investors have breached in any material respect any representation, warranty or covenant contained in this Agreement, and in each case such breach has not been remedied within ten (10) business days after receipt of notice specifying such breach and demanding such breach to be remedied; or

                          (d)     in writing by either the Company and the
Shareholders, on the one hand, or Thayer III on behalf of all Investors, on the other hand, in the event the Closing has not occurred on or before April 15, 1998, unless the failure of such consummation or the failure to satisfy such condition, as applicable, shall be due to a breach of any representation or warranty made by the party or parties seeking to terminate this Agreement or the failure of such party or parties to comply in all material respects with the agreements and covenants contained herein to be performed by such party or parties.

                 9.2. EFFECT OF TERMINATION. If the Transactions are terminated pursuant to Section 9.1 by notice in writing to the non-terminating party or parties, this Agreement shall become void and of no further force and effect, except that (a) such termination shall not relieve (i) any party from its covenants in respect of confidentiality contained in Section 6.3 and (ii) any party then in breach of any representation, warranty, covenant or agreement contained in this Agreement from liability in respect of such breach and (b) Sections 10.4 and 10.7 shall survive termination of this Agreement.

                                   ARTICLE X
                                 MISCELLANEOUS

                 10.1. MODIFICATIONS. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by all parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof. Notwithstanding the foregoing, Thayer III shall have the right to act on behalf of all Investors on any amendment, change or modification to this Agreement or any right, power or privilege of Investors hereunder without the consent of such Investors unless such action would materially adversely effect the obligations of such Investors under this Agreement.

                 10.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or 48 hours after deposited in the United States mail, first-class, postage prepaid, or by facsimile addressed to the respective parties hereto as follows:

          Investors:

                          c/o Thayer Equity Investors III, L.P.
                          1455 Pennsylvania Avenue, NW
                          Suite 350
                          Washington, D.C.  20004
                          Attention:       Roger Ballou
                                           Daniel Raskas
                                           Christopher Temple
                          Fax No.:         (202) 371-0391
                          Tel No.:         (202) 371-0150

          With a copy to:

                          Hogan & Hartson L.L.P.
                          Columbia Square
                          Thirteenth Street, NW
                          Washington, DC  20004-1109
                          Attention:       Christopher J. Hagan or
                                           Hovey Kemp
                          Fax No.:         (202) 637-5910
                          Tel No.:         (202) 637-5600

          The Company, Allied Parent or Shareholders:

                          Allied Bus Corp.
                          165 W. 46th Street
                          10th Floor
                          New York, New York  10036
                          Attention:       Stanley Fisher
                          Fax No.:         (212) 869-5100
                          Tel No.:         (212) 302-6129

          With a copy to:

                          Rosen & Reade, LLP
                          757 Third Avenue
                          New York, New York 10017-2049
                          Attention:       Kevin P. Groarke
                          Fax No.:         (212) 755-5600
                          Tel No.:         (212) 303-9047

or to such other address as to any party hereto as such party shall designate by like notice to the other parties hereto.

                 10.3. COUNTERPARTS; FACSIMILE TRANSMISSION. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument, and in making proof of this Agreement, it shall never be necessary to produce or account for more than one such counterpart. Signatures of a party to this Agreement or other documents executed in connection herewith which are sent to the other parties by facsimile transmission shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory party, with originals to be circulated to the other parties in due course.

                 10.4. EXPENSES. Each of the parties hereto will bear all costs, charges and expenses incurred by such party in connection with this Agreement and the consummation of the Transactions, provided, however, that Shareholders shall bear all costs and expenses of (i) any broker involved in this transaction on behalf of Shareholders, Allied Parent or the Company and
(ii) all legal and other expenses of Shareholders, Allied Parent or the Company with respect to this Agreement and the Transactions.

                 10.5. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company, Allied Parent, Investors and Shareholders, their heirs, representatives, successors, and permitted assigns, in accordance with the terms hereof. This Agreement shall not be assignable by the Company, Allied Parent or Shareholders without the prior written consent of Thayer III on behalf of all Investors. This Agreement shall be assignable by Thayer III on behalf of the Investors to either (a) any lender providing financing to Investors or the Company (but only with respect to Investors' rights under Article II and Article VIII hereof) or (b) any Affiliate of Thayer III, provided the Investors remain liable, in each case without the prior written consent of Shareholders. In addition, following the Closing, Thayer III may assign any or all of its rights hereunder, without the consent of the Shareholders, in connection with any sale of all or substantially all of the assets, capital stock, partnership interests or business of the Company or Thayer III (whether effected by sale, exchange, merger, consolidation or other transaction) and provided the acquiring party shall assume all of Thayer III's obligations hereunder.

                 10.6. ENTIRE AND SOLE AGREEMENT. This Agreement and the other schedules and agreements referred to herein, constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

                 10.7. GOVERNING LAW. This Agreement and its validity, construction, enforcement, and interpretation shall be governed by the substantive laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

                 10.8. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, representations, and warranties and the related indemnities made hereunder or pursuant hereto or in connection with the Transactions shall survive the Closing for a period of two (2) years, provided
(a) the representations and warranties contained in Section 3.17 of this Agreement, and the related indemnities, shall survive the Closing until the expiration of the applicable statutes of limitations for determining or contesting Tax liabilities including any extension of such periods plus sixty
(60) days, (b) the representations, warranties and covenants contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6 and 6.5(c) of this Agreement, and the related indemnities, shall survive the Closing indefinitely and not expire, (c) all covenants in this Agreement which have an expiration date contained therein shall expire as of such date and (d) all other covenants in this Agreement which do not have an expiration date shall expire upon the expiration of the applicable statutes of limitations.

                 10.9. INVALID PROVISIONS. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

                 10.10. PUBLIC ANNOUNCEMENTS. Neither Shareholders, Allied Parent nor the Company (pre-Closing) shall make any public announcement of the Transactions without the prior written consent of Thayer III, which consent shall not be unreasonably withheld. Shareholders shall have the right to approve any public announcement of the Transactions by Thayer III prior to the Closing Date.

                 10.11. REMEDIES CUMULATIVE. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled.

                 10.12. THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

                 10.13. NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                 10.14. JOINDER BY ADDITIONAL INVESTORS. During the term of this Agreement, to the extent the Investor Schedule is updated to the effect that additional Investors will join Thayer III as Investors hereunder, Thayer III shall cause all such Persons to become parties hereto, without the consent of the Company, Allied Parent or the Shareholders, by execution and delivery of a counterpart of this Agreement.





                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.



                                           THE COMPANY:
                                           -----------

                                           ALLIED BUS CORP.


                                           By:     /s/ Stanley Fisher
                                                   ----------------------------
                                                   Stanley Fisher
                                                   President

                                           ALLIED PARENT:
                                           -------------

                                           ALLIED TOURS HOLDING CORP.

                                           By:     /s/ Stanley Fisher
                                                   ----------------------------
                                                   Stanley Fisher
                                                   President

                                           SHAREHOLDERS:
                                           ------------

                                           /s/ Stanley Fisher
                                           ------------------------------------
                                           Stanley Fisher


                                           /s/ Michael Fisher
                                           ------------------------------------
                                           Michael Fisher


                                           /s/ Gregory Fisher
                                           ------------------------------------
                                           Gregory Fisher


                                           /s/ Francine Fishman
                                           ------------------------------------
                                           Francine Fishman

                                           INVESTORS:
                                           ---------

                                           THAYER EQUITY INVESTORS III, L.P.

                                           By:     TC Equity Partners, L.L.C.
                                           Its:    General Partner

                                                   By:      /s/ Chris Temple
                                                            -------------------
                                                            Name:

The Exhibits and Schedules to this Recapitalization Agreement are not included with this Registration Statement on Form S-1. Global will provide these exhibits and schedules upon the request of the Securities and Exchange Commission.